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                                                                   EXHIBIT 23(i)

                                              July 31, 2001




Alleghany Funds
171 North Clark Street
Chicago, Illinois 60601

Ladies and Gentlemen:


         Reference is made to Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A under the Securities Act of 1933 (the "Registration Statement") being filed by Alleghany Funds, a Delaware business trust (the "Trust"), in connection with the public offering from time to time of units of beneficial interest, no par value ("Shares") in the Montag & Caldwell Growth Fund, Alleghany/Chicago Trust Growth & Income Fund, Alleghany/Veredus Aggressive Growth Fund, Alleghany/Blairlogie International Developed Fund, Alleghany/Blairlogie Emerging Markets Fund, Montag & Caldwell Balanced Fund, Alleghany/Chicago Trust Balanced Fund, and Alleghany/Chicago Trust Bond Fund ("Funds") of which the shares of the Funds have been further classified and designated as Class I Shares.


         As counsel to the Trust we have examined such Trust records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.


         Based upon the foregoing, and assuming that the Trust's Trust Instrument dated September 8, 1993, and the Certificate of Trust dated September 8, 1993 and filed on September 10, 1993, as amended by the Certificate of Amendment dated February 25, 1998, as filed on March 3, 1998, and the Trust's By-Laws dated September 10, 1993, as amended March 18, 1999, are presently in full force and effect and have not been amended in any respect except as provided above and that the resolutions adopted by the Board of Trustees of the Trust on November 30, 1993, June 16, 1994, March 15, 1995, March 15, 1996,
December 18, 1997, June 18, 1998, September 17, 1998 and June 17, 1999 and a Unanimous Written Consent dated July 31, 2001 relating to organizational matters, securities matters and the issuance of the shares described in the Registration Statement are presently in full force and effect and have not been amended in any respect, we advise you and opine that (a) the Trust is a Delaware business trust validly existing under the laws of the State of Delaware and is authorized to issue an unlimited number of Shares in the Funds; and (b) presently and upon such further issuance of the Shares in accordance with



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the Trust's Trust Instrument and the receipt by the Trust of a purchase price not less than the net asset value per Share and when the pertinent provisions of the Securities Act of 1933 and such "blue sky" and securities laws as may be applicable have been complied with, and assuming that the Trust continues to validly exist as provided in (a) above, the Shares are and will be legally issued and outstanding, fully paid and nonassessable.

         This opinion is solely for the benefit of the Trust, the Trust's Board of Trustees and the Trust's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.


                                               Very truly yours,


                                               VEDDER, PRICE, KAUFMAN & KAMMHOLZ
CGO/
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